Exhibit 10.19

THIRD AMENDMENT TO THE
UNITED COMMUNITY BANK
EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT
FOR
JAMES KITTLE

THIS THIRD AMENDMENT (the “Amendment”) is adopted this 21 day of AUGUST, 2013, by United Community Bank, located in Lawrenceburg, Indiana, (the “Bank”).

The Bank and James Kittle (the “Executive”) are parties to a certain Executive Supplemental Retirement Income Agreement dated April 1, 2002 and subsequently amended two times (collectively, the “Agreement”). The Bank now wishes to change the timing of benefit payments from the Retirement Trust Fund.

Now, therefore, the Bank amends the Agreement as follows.

Section 1.7 of the Agreement shall be deleted and replaced with the following:

1.7	“Benefit Eligibility Date” means the date on which the Executive is entitled to receive benefits pursuant to Section III or V of this Agreement. It shall be the first day of the month following the later Benefit Age or Termination of Employment.

The first two (2) paragraphs of Section 3.1(a) of the Agreement shall be deleted and replaced with the following:

3.1	(a) Normal Form of Payment.

If (i) the Executive is employed with the Bank until reaching Benefit Age and (ii) the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 3.1(a) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the date of Termination of Employment, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such payments shall commence on the first day of the month following Benefit Eligibility Date. If the Retirement Income Trust Fund assets actually earn a rate of return during the payout period which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required from the Bank to make up any shortfall. If the Retirement Income Trust Fund assets actually earn a rate of return during the payout period which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final payment to the Executive (or the Beneficiary) shall distribute the excess attributable to the higher than expected earnings. The Executive may request to receive the unpaid balance of the Retirement Income Trust Fund at any time during the Payout Period by giving written notice of the request to the Administrator and the trustee.

The lump sum payment of the unpaid balance shall be made within thirty (30) days following such notice. If the Executive dies after payments have commenced but before the completion of all monthly payments due hereunder, (i) the trustee of the Retirement Income Trust Fund shall pay the Beneficiary the monthly installments for the balance of months remaining in the Payout Period, or (ii) the Beneficiary may request to receive the unpaid balance of the Retirement Income Trust Fund in a lump sum payment. The Beneficiary may request to receive the unpaid balance of the Retirement Income Trust Fund by giving written notice of the request to the Administrator and the trustee. The lump sum payment of the unpaid balance shall be made within thirty (30) days following such notice.

The first two (2) paragraphs of Section 3.1(b) of the Agreement shall be deleted and replaced with the following:

(b) Alternative Payout Option.

If (i) the Executive is employed with the Bank until reaching Benefit Age and (ii) the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 3.1(b) shall be controlling with respect to retirement benefits.

The balance of the Retirement Income Trust Fund, measured as of the date of Termination of Employment, shall be paid to the Executive in a lump sum within thirty (30) days following Benefit Eligibility Date.

IN WITNESS WHEREOF, a duly authorized representative of the Bank has executed this Amendment as indicated below:

Bank:

By:	/s/ William F. Ritzmann
Its:	PRESIDENT

Agreed and Acknowledged:

/s/ James Kittle
James Kittle